Exhibit 99

Fellow Shareholders:

While 2001 was a year of major change for our country and the economy, one thing has remained unchanged: Meritage’s continued new store expansion and its commitment to improving shareholder value. Some of our 2001 highlights include:

  Opening 8 new restaurants, representing the second consecutive year that Meritage opened more Wendy’s restaurants than any other franchisee in the Wendy’s system. These restaurants were financed with long-terms loans bearing interest rates lower than 8.0%.

  Net sales increased 15.9% to $38,356,000, while same-store sales increased 3.4% from the prior year.

  Net earnings improved to $532,000. Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 71% to $3,142,000 compared to the prior year.

  We consolidated offices into a single location that provides an in-house training center that was used by an estimated 150 management level employees in 2001.

  We reengineered many operational processes to maximize efficiencies and opportunities, while creating a profit-oriented culture at the store management level and upward.

  A renewed focus on providing excellent customer service. For example, in 2001 average customer wait time in our drive through lines was reduced by approximately 45 seconds.

In 2002, we will proceed with our new store expansion plan with the anticipated construction of eight to ten new stores. We will also continue our focus on service excellence and improving our operational processes. We are targeting net sales to increase by approximately 25% to over $50 million, and EBITDA to increase 74% to $5.5 million. As we move forward, we continue to face multiple challenges including labor shortages, higher wage and hourly rates, and higher than average food waste and other costs typically associated with new store openings. Nevertheless, we believe the Wendy’s brand remains strategically well-positioned, and Meritage’s development market remains underdeveloped in comparison to other tier one quick-service restaurants. As evidenced by the survey data on the back page of this report, the Wendy’s brand continues to lead the quick-service market in highest food quality and best value.

As we continue to carry out the new store expansion plan, our ultimate goal remains to improve our bottom line results and the liquidity and long-term value of Meritage’s stock. Thank you for your loyal support as shareholders and customers. I hope to see you in our restaurants.

/s/ Robert E. Schermer, Jr.

Robert E. Schermer, Jr.
Chief Executive Officer

Quick Facts

Meritage is the nation’s only publicly traded “Wendy’s Old Fashioned Hamburgers” restaurant franchisee. Meritage currently operates 40 Wendy’s restaurants throughout Western and Southern Michigan serving more than seven million customers annually. Since commencing a major new store expansion plan in 1999, Meritage has opened 20 new Wendy’s restaurants, and expects to increase its total restaurants to 60 in the next two to three years. Meritage’s mission is to deliver long-term growth in shareholder value through the operation and development of Wendy’s restaurants.

WENDY’S IS #1

In an independent consumer survey conducted in 2001, Wendy’s of Michigan ranked #1 among its West Michigan competitors (McDonalds and Burger King) in the following categories:

#1 Highest quality food                       #1 Cleanest restaurants
#1 Best job of satisfying customer            #1 Most consistent service
#1 Best value for the money                   #1 Best chicken sandwich
#1 Best tasting hamburgers                    #1 Best salads
#1 Most nutritious food                       #1 Most pleasant dining atmosphere
#1 Fresh, crisp toppings                      #1 Drive-thru order accuracy
#1 Inside order accuracy                      #1 Widest menu variety other than
                                                 hamburgers

Source: Wendy's International (prepared by ORC International)